Exhibit (h)(7)
EXHIBIT A
     THIS REVISED EXHIBIT A, dated as of March 30, 2010, is Exhibit A to that certain Sub-Administration Services Agreement dated as of December 4, 2006 between PFPC Inc. and Highland Capital Management, L.P. This Exhibit A is revised for the addition of Highland All Cap Equity Value Fund and shall supersede all previous forms of this Exhibit A.
PORTFOLIOS
HIGHLAND LONG/SHORT EQUITY FUND
HIGHLAND HEALTHCARE FUND
HIGHLAND ALL CAP EQUITY VALUE FUND

PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.

By:

Name:

Title:

Agreed:
HIGHLAND CAPITAL MANAGEMENT, L.P.

By:

Name:

Title: